Exhibit 23.2

To Whom It May Concern:

We consent to the incorporation by reference in the Registration Statement of Amaze Holdings, Inc. on Form S-1 of our report dated June 6, 2025, on our audits of the financial statements as of December 31, 2024, and 2023, and for each of the years then ended, which report is included in this Registration Statement on Form S-1 to be filed on or about January 30, 2026.

We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

/s/ Bush & Associates CPA LLC

Bush & Associates CPA LLC (PCAOB 6797)

Las Vegas, Nevada
January 30, 2026

9555 S Eastern Ave, Ste 280, Las Vegas, NV 89123 ● 702.703.5979 ● www.bushandassociatescpas.com